UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement.
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☐	Definitive Proxy Statement.
☑	Definitive Additional Materials.
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

Nuveen New Jersey Investment Quality Municipal Fund, Inc. (NQJ)

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
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3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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4)	Date Filed:

NUVEEN FUNDS
333 West Wacker Drive
Chicago, Illinois 60606
MEETING OF SHAREHOLDERS
Dear Shareholder:
We recently distributed proxy materials regarding the Meeting of Shareholders of the Nuveen Funds scheduled to take place on Friday, October 12, 2007, at 10:00 a.m., Central time. Our current records indicate that we have not yet received your voting instructions.
Shareholders are being asked to consider several important proposals as more fully described in the materials sent to you. One of the proposals that you are being asked to consider involves the recent announcement by Nuveen Investments, Inc., the parent company of Nuveen Asset Management, your Fund’s investment adviser, of its intention to be acquired by investors led by Madison Dearborn Partners, LLC. The acquisition requires the shareholders to approve a new Investment Management Agreement. Your Fund investment will not change as a result of the change of ownership. The materials previously sent to you contain important information regarding this proposal and other proposals that shareholders are being asked to consider. Please read those materials carefully.
Your Fund’s Board recommends shareholders vote “FOR” each of the proposals.
If you have any questions regarding the proposals, please call Computershare Fund Services, your Fund’s proxy agent, at 1-866-434-7510. Representatives are available Monday through Friday between the hours of 9:00 a.m. and 11:00 p.m. and Saturday from 12:00 p.m. to 6:00 p.m., Eastern Standard Time.
We urge you to act promptly to reduce the need for additional solicitation efforts or costly Meeting adjournments.
3 EASY WAYS TO VOTE YOUR PROXY:
1)	Automated Touch Tone Voting: Call the toll-free number listed on your proxy ballot and follow the recorded instructions.

2)	Log on to the Internet address on your proxy ballot and follow the instructions.

3)	Sign, date and return this proxy ballot using the enclosed postage-paid envelope.
Thank you for your prompt attention to this matter. If you have already voted, we appreciate your participation.
YOUR VOTE IS IMPORTANT!     PLEASE VOTE TODAY